EXHIBIT 10.1

Agreement for the Acquisition of Assets and Liabilities

between

1.	IPT — Institut für Präventivmedizin & Technologie GmbH, Stadthausbrucke 1 - 3, 20355 Hamburg, represented by its managing director, Mr. Jorg Menten, registered in the Commercial Register of the Local Court of Hamburg under HRB 72176

- “Vendor" -

and

2.	VBB Health ProCOMED GmbH, Stadthausbrucke 1 - 3, 20355 Hamburg, represented by Mr. Dietrich Nord, registered in the Commercial Register of the Local Court of Hamburg under HRB 76451)

- “Purchaser” -

Recitals

1.	The Vendor is a company with limited liability (Gesellschaft mit beschrankter Haftung) which is in the business of providing services to the healthcare industry which, also within the scope of pilot models of national health insurances, shall be scientifically supported and evaluated.

2.	The Purchaser is a company with limited liability (Gesellschaft mit beschrankter Haftung) which is in a similar business in Germany.

3.	Subject to the terms and conditions of this Agreement the Vendor intends to sell and transfer to the Purchaser, and the Purchaser intends to purchase and acquire from the Vendor, the Assets and Liabilities as described in Appendix A (Anlageverzeichnis) (however, excluding those which are crossed out).

Now, therefore, it is hereby agreed as Follows:

1.  Interpretation, Definitions

1.1.	In this Agreement (including the Recitals and the Appendices hereto):

(a)	the headings are inserted for convenience purposes only and shall not affect the interpretation of this Agreement.

(b)	if a German term has been added after an English term, only the German term shall be decisive for the interpretation of the relevant English term.

1.2.	In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings.

BGB means the German Civil Code (Burgerliches Gesetzbuch);

Costs means costs, expenses (including but not limited to legal expenses or expenses in relation to tax advice), losses, claims and/or damage, but does not include lost profit (entgangener Gewinn);

Effective Date means 24.00 hrs on June 30, 2000;

Fiscal Charges means fiscal charges (Abgaben), including taxes (Steuern), special levies (Sonderabgaben), public charges and fees (Beitrage und Gebuhren) of any kind (including social security contributions) and incidental tax payments (steuerliche Nebenleisungen) as well as interest relating thereto and all other comparable charges, taxes etc. in other jurisdictions;

HGB means the German Commercial Code (Handelsgesetzbuch);

Purchase Price means the purchase price to be paid by the Purchaser for the Assets and Liabilities as described in Appendix A (however, excluding those which are crossed out) pursuant to Clause 6.1.;

Signing Date means the date of signature of this Agreement;

2.  Sale and Purchase of Assets and Liabilities

2.1.	The Vendor hereby offers to sell the Assets and Liabilities as described in Appendix A, except those assets and liabilities as specifically identified on Appendix C, to the Purchaser subject to, and in accordance with, the provisions of this Agreement. The Purchaser hereby accepts such offer.

2.2.	The sale by the Vendor to the Purchaser pursuant to Clause 2.1 shall comprise all tangible and intangible assets and liabilities (materielle und immaterielle Vermogensgegenstance und Verbindlichkeiten) as described in Appendix A (however, excluding those which are crossed out) in each case if and to the extent owned (including expectancy rights (Anwartschaftsrechte)) by the Vendor on the Signing Date or the Effective Date (in this Agreement also referred to as the “Assets and Liabilities Sold”).

2.3.	Without limitation to the foregoing, The Assets and Liabilities Sold comprise the following:

2.3.1	All office equipment, furniture, files, cabinets, computer hardware (together with loaded non-custom software, in particular the database created by the Vendor for the performance of the healthcare operations) and related tangible property located at the Vendors premises Stresemannstr 29, 22769 Hamburg and at Stadhausbrucke 1-3, 20355 Hamburg (as indicated on Appendix A) to the extent such software is owned by Vendor;

2.3.2	All other equipment, vehicles and other fixed assets (Vermogensgegenstande des Anlagevermogens) within the meaning of Section 266 (2) A HGB expressed in the Vendors balance sheet as of June 30, 2000;

2.3.3	All patents, trademark rights, trade names, trade name rights, service marks, copyrights, registered designs, utility models and similar intellectual property rights, and all applications relating to the foregoing, all inventions, trade secrets and know-how, databases, product and marketing information, transferable rights to software, and all other intellectual property rights;

2.3.4	All customer and supplier lists; promotional and marketing literature; training, operations, equipment, other manuals, quotations, correspondence, purchase orders, contract documents, and other written, magnetic or other tangible media.

2.4	The Vendor shall assign those agreements with third parties relating to the Assets and Liabilities Sold to the Purchaser which are listed in Appendix A including, but not limited to, contracts with persons who might not be considered employees. The Purchaser hereby accepts such assignment. Should any third party not agree to such assignment, the Vendor shall put the Purchaser in a position as if such third party would have agreed.

3.  Liabilities

The Purchaser shall assume all liabilities (Verbindlichkeiten) of the Vendor including, but not limited to, those liabilities which are listed in Appendix A under the heading “Liabilities”. The Purchaser shall indemnify and hold the Vendor harmless in respect of all liabilities — whether present or future, actual and contingent, known or unknown — of the Vendor and of all Costs incurred or suffered by the Purchaser in respect thereof except those assets and liabilities as specifically identified on Appendix C.

4.  Tax Indemnity

The Purchaser shall indemnify the Vendor and hold the Vendor harmless in respect of all Costs resulting from Fiscal Charges relating to the Business. Claims of the Vendor under this Clause 4 shall become time-barred (verjahren) one year after the assessment period (Festsetzungsfrist) for the relevant tax claim for the comparable period under the relevant applicable law) has expired. 5.  Transfer of Title to Assets

5.1	Subject to the condition precedent (aufschiebende Bedingung) of payment of the Purchase Price, the Vendor hereby offers to transfer (ubereignen bzw. abtreten) to the Purchaser, with effect from the Effective Date all Assets and Liabilities Sold as set forth (excluding those which are crossed out) in Appendix A. The Purchaser hereby accepts such offer.

5.2	Delivery (Ubergabe) of the moveable (bewegliche) Assets Sold shall take place on or before the Effective Date at the Real Properties by way of physical delivery (korperliche Ubergabe) of such moveables. The delivery shall be conducted in such a way so as not to disrupt the ordinary course of business and not to interfere with the quality of the services performed by Vendor. Therefore, the parties shall agree prior to the delivery which steps will have to be taken in connection with its execution.

5.3	If and to the extent that:

(a) any of the moveable (bewegliche) Assets Sold are in the possession of third parties on the Effective Date, the Vendor hereby offers to assign to the Purchaser with effect from the Effective Date - but subject to the condition precedent of payment of the Purchase Price - the right to demand delivery of such assets (Herausgabeanspruch);

(b) the Purchaser, for any other reason, does first obtain possession of any of the moveable (bewegliche) Assets Sold on the Effective Date, the Vendor hereby offers to hold (verwahren) such assets for the Purchaser, in lieu of delivery (als Ubergabesurrogat), with effect from the Effective Date.

The Purchaser hereby accepts the offers contained in paragraphs (a) and (b).
5.4	If and to the extent that any of the Assets Sold are subject to a reservation of title (Eigentunisvorbehalt) or transfer of title by way of security (Sicherungsubereignung/abtretung) on the Effective Date, the Vendor hereby transfers to the Purchaser with effect from the Effective Date — but subject to the condition precedent (aufschiebende Bedingung) of payment of the Purchase Price its expectancy rights (Anwartschattsrecht) in respect of such Assets Sold. The Purchaser hereby accepts such transfer.

6.  Purchase Price

6.1	The Purchase Price is allocated to the individual assets in accordance with the statement of value as set forth in Appendix B. The entire Purchase Price shall amount to DM 4.146.556.

6.2	In addition to the Purchase Price, the Purchaser shall pay to the Vendor any value-added tax payable, if any, against (Zug urn Zug gegen) the delivery of an invoice to be prepared by the Vendor specifying the amount of such VAT in a manner which is sufficient for Germany tax purposes. Value-added tax payable pursuant to this Clause 6.2 shall become due for payment by the Purchaser to the Vendor on the date on which the Purchase Price becomes due or, if this is later, the date on which the Vendor is legally obliged to pay over (abfuhren) the relevant amount to the German tax authorities.

6.3	The Purchase Price shall be due and payable on 16 august 2000 by bank transfer to a bank account to be nominated by the Vendor.

7.  Employee Matters

As of the date of transfer of title to the Assets and Liabilities Sold, all individuals who are employed by Vendor as of such date will automatically transfer to the Purchaser in accordance with § 613a BGB. The Purchaser shall assume all rights, obligations and liabilities under all employment agreements, collective bargaining agreements and other employment relationships as of such date. The Purchaser shall reimburse the Vendor for any and all Costs relating to the continuous employment and the termination of employees objecting to the transfer to the Purchaser. 8.  Costs

Purchaser shall bear all Costs incurred or to be incurred in connection with the preparation, negotiation and implementation of this Agreement.

9.  Announcements

No party shall without the prior written consent of the other party disclose any of the content of this Agreement to third parties or make any Information relating thereto available to third parties. This shall not, however, apply to announcements and disclosures which any party may be obliged to make under applicable laws or regulations or which any party makes in the course of the ordinary and regular course of its business. The right of the parties to disclose matter to employees or to advisers who are bound by a professional duty of confidentiality shall remain unaffected.

10.  Notices

All Notices, communications and declarations of will (Willenserklarungen) made under or in connection with this Agreement shall be made in writing (telefax being sufficient) and sent to the following addresses and marked for the attention of the following persons

(a)	Vendor	IPT - Institut fur Praventivrnedizin & Technologie GmbH
Stadthausbrucke 1-3
20355 Hamburg
Fax No.: +49-40-36988659
with a copy to General Counsel
12/13 Exchange Place
IFSC
Dublin 1 Ireland
Fax Number: +353 1 675 0280

For the attention of:		Geschaftsfuhrung

(b)	Purchaser	VBB Hearth ProCOMED GmbH
Stadthausbrucke 1-3
20355 Hamburg
Fax No.; +49-40-36988613

For the attention of:		Geschaftsfuhrung

Each party shall notify the other party in writing and in good time (rechtzeitig) of any change of its address (or of the person for whose attention notices are to be marked). 11.  Partial Invalidity, Entire Agreement

11.1	If one or more provisions of this Agreement should be or become wholly or partially invalid, void or impracticable, the validity of the other provisions of this Agreement shall not be affected thereby. The same shall apply if it should transpire that this Agreement contains an omission. In place of the invalid; void or impracticable provision the parties of this Agreement shall agree on an appropriate provision which comes as close as legally possible to what the parties were trying to achieve with the invalid, void or impracticable provision (or, as the case may be, the invalid, void or impracticable part thereof). In the event that an omission needs to be rectified, a provision shall be agreed upon which, in view of the purpose and intent of this Agreement, comes as close as possible to what the parties would have agreed if they had been aware of the omission at the time that this Agreement was concluded.

11.2	This Agreement sets out the entire agreement between the parties relating to the subject matter hereof. Variations and additions to this Agreement shall be made in the form required by law and in any event in writing, the same shall apply to any waiver of the need to comply with the provisions of this Clause 11.2. For the avoidance of doubt, this parties agree that the form of execution of this Agreement does not have to comply with the unity-of-document (Einheitlichkeit der Urkunde) requirements of §§128 and 127 BGB.

12.  Miscellaneous

12.1	The Vendor shall take all steps and shall make all declarations which are useful or expedient in order to complete the acquisition of the assets and transfer of liabilities by the Purchaser (including, in particular, but without limitation, the acquisition by the Purchaser of ownership of the Assets and Liabilities Sold and the registration of the Purchaser as the proprietor of any Intellectual Property Rights forming part of the Assets Sold) and to enable the Purchaser to fully enjoy the rights acquired under this Agreement. At the request of the Purchaser, the Vendor shall inform the Purchaser of all matter known to it concerning the Business and relating to the period before the Effective Dates.

12.2	Rights and claims under this Agreement may only be assigned with the prior written consent of all other parties to this Agreement except as otherwise provided for herein.

13.  Governing Law

This Agreement shall be governed by the substantative laws of the Federal Republic of Germany excluding the UN Convention for the Sale of Goods and private international law provisions.

London, this 30 August 2000

/s/ J. Menten
IPT - Institut fur Praventivmedizin & Technolgie GmbH

/s/ D. Nord
VBB Health ProCOMED GmbH

[Exhibits Omitted]

THIS AGREEMENT is made on           2000.

BETWEEN:

(1)         ESG Re Limited, a company registered in Bermuda no. 23746 whose registered office is Cedar House, 41 Cedar Avenue, Hamilton, Bermuda (“ESG Re”);

(2)         HMI Partners L.L.C., a Delaware limited liability company, c/o Head & Company L.L.C., 1330 Avenue of the Americas, New York, NY 10019 (“HMI”);

(3)         Head Company Profit Sharing Plan, c/o Head & Company L.L.C., 1330 Avenue of the Americas, New York, NY 10019 (“HPS”);

(4)         The persons whose names and addresses are set out in Schedule 1 (the “Executives”);

(5)         VBB (Bermuda) Limited, a company registered in Bermuda no. 27640 whose registered office is at Skandia International House, 16 Church Street, Hamilton HM11, Bermuda (the “Company’).

WHEREAS:

(A)       The Company is a company limited by shares incorporated in Bermuda on 21 January 2000.

(B)        The Company has at the date hereof an authorised share capital of US$12,000 divided into Common Shares of US$1.00 each.

(C)        The parties have agreed to procure that the business of the Company and its Subsidiaries conducted in accordance with the provisions of this Agreement following the subscriptions referred to in clause 2.

IT IS AGREED:

1.  INTERPRETATION

1.1        In this Agreement and its Recitals and Schedules:

“A Shareholder” means the holder or holders of a majority in number of the A Shares;

“A Shares” means the “A” voting convertible redeemable preference shares of US$0.01 each in the Company;

“B Shareholder” means the holder or holders of a majority in number of the B Shares;

“B Shares” means the Bi Shares and the B2 Shares;

“B1 Shares” means the “B1” voting convertible redeemable preference shares of US$0.01 each in the Company;

“B2 Shares” means the “B2" voting convertible non-redeemable preference shares of US$0.01 each in the Company;

“Board” means the board of directors of the Company for the time being or from time to time;

“Business Day” means a day (other than a Saturday or a Sunday) during which banks in New York City are open for business;

“Bye-Laws” means the Bye-Laws of the Company to be adopted on the date hereof and set out in Schedule 4 as amended from time to time;

“C Shareholder” means the holder or holders of a majority in number of the C Shares;

“C Shares” means the “C” voting convertible redeemable preference shares of US$0.01 each in the Company;

“Companies Act” means the Bermuda Companies Act 1981;

“Financial Year” means the financial year of the Company adopted from time to time by the Board;

“Group” means the Company and its Subsidiaries from time to time;

“Group Company” means, in relation to any company, any Holding Company of that company and any Subsidiary of that company or of any of its Holding Companies;

“Holding Company” has the meaning set out in section 87 of the Companies Act; “Option Plan” means the document granting certain options to acquire shares in the Company in the agreed terms;

“Ordinary Shareholders” means the holder or holders of a majority in number of the Ordinary Shares;

“Ordinary Shares” means the ordinary shares of US$0.01 each in the Company;

“Shareholder” means a holder of any share in the Company;

“Shares” means all of the shares of the Company;

“Subsidiary” has the meaning set out in section 87 of the Companies Act; and

“Supplemental Agreement” means an agreement entered into pursuant to clause 4.2.
1.2	Any reference in this Agreement to a document being “in the agreed terms” means that document in the terms agreed between the parties and for the purpose of identification signed by or on behalf of the parties or such other terms as may be agreed in writing between the parties in substitution therefor.

1 .3	In this Agreement, references to any statutory provision shall include such provision as from time to time amended, whether before on or (in the case of re-enactment or consolidation only) after the date hereof, and shall be deemed to include provisions of earlier legislation (as from time to time amended) which have been re-enacted (with or without modification) or replaced (directly or indirectly) by such provision and shall further include all statutory instruments orders from time to time made pursuant thereto.

1.4        In this Agreement and its Schedules:

(a)         the neuter gender shall include the masculine and the feminine;

(b)        the singular number shall include the plural and vice versa;

(c)         references to persons shall include individuals, bodies corporate, unincorporated associations and partnerships;

(d)        the headings are inserted for convenience only and shall not affect the construction this Agreement; and

(e)         references to recitals, clauses and schedules and subdivisions thereof, unless a contrary intention appears, are to the recitals and clauses of and schedules to this Agreement and subdivisions thereof respectively.
1.5	The Schedules form part of this Agreement and shall be construed and shall have the same full force and effect as if expressly set out in the body of this Agreement.

1.6	If any obligation in this Agreement is expressed to be an obligation of the Company or of any Subsidiary of the Company, it shall also be an obligation of the Shareholders to each other to procure that the Company or (as the case may be) the Subsidiary performs such obligation and an obligation of the Company to each of the Shareholders to procure that each of its Subsidiaries performs such obligation.

2.  SUBSCRIPTION AND COMPLETION

2.1	The persons referred to in sub-clauses 2.2(h)(i)(A) to (G) inclusive agree, severally and not jointly:

(a)         to subscribe for the shares set against their respective names in those sub-clauses on and with effect from completion of this Agreement; and

(b)        to pay to the Company the subscription monies set against their respective names in sub-clauses 2.2(b) to (g) inclusive as and when due.
2.2	After execution of this Agreement:

(a)         ESG Re shall immediately procure the passing at a Special General Meeting of the Company of the Special Resolution for the purpose, inter alia, of increasing the share capital of the Company, creating the new classes of Shares adopting the Bye-Laws and appointing two new Directors, as set out in Schedule 2;

(b)        HMI shall, on or before 8 September 2000, pay to the Company by telegraphic transfer the amount of US$1,950,000 and shall, on or before 29 September 2000, p to the Company by telegraphic transfer a further amount of US$1,000,000;

(c)         HPS shall, on or before 8 September 2000, pay to the Company the amount of US$50,000;

(d)        Gerald Moeller shall, on or before 8 September 2000, pay to the Company the amount of US$4,000;

(e)         Jorg Menten shall, on or before 8 September 2000, pay to the Company the amount of US$2,000; (f)         Dietrich Nord shall, on or before 8 September 2000, pay to the Company the amount of US$2,000;

(g)        Roman Schenk shall, on or before 8 September 2000, pay to the Company the amount of US$2,000;

(h)        the Company shall immediately procure:

             (i)          the holding of a Board meeting of the Company at which the Board shall resolve that the following shares shall be allotted and issued to the following persons:

                           (A)       ESG Re: 8,000,000 A Shares;

                           (B)        HMI: 2,655,000 B1 Shares and 295,000 B2 Shares;

                           (C)        HPS:  50,000 C Shares;

                           (D)        Gerald Moller:  400,000 Ordinary Shares;

                           (E)        Jorg Menten:  200,000 Ordinary Shares;

                           (F)        Dietrich Nord:  200,000 Ordinary Shares;

                           (G)        Roman Schenk:  200,000 Ordinary Shares.

             (ii)         that the register of members of the Company shall be amended to reflect the allotments referred to in paragraph (I);

(i)          the Company shall immediately procure the holding of a Board meeting of the Company at which:
(i)	Mr. Moller will be appointed the Chairman of the Board;

(ii)	the Option Plan and all documents to be entered into by the Company pursuant to or in connection with this Agreement shall be approved and their due execution by the Company shall be authorised; and
(iii)	the Option Plan shall be executed by the Company as a Deed.

3.  [DELETED}

4.  GENERAL PROVISIONS

4.1	Except as may be determined by an ordinary resolution passed by the Shareholders of Company or by clause 5 or clause 6 and notwithstanding any provision of the Bye-Laws, none of the Shareholders shall assign, transfer, mortgage, charge, pledge or otherwise dispose of or encumber in any manner whatsoever and whether in whole or in part its legal beneficial interest in its shareholding in the Company or, save as may be permitted therein any right or obligation under this Agreement or the Bye-Laws or any other right or obligation as a member of the Company. Clauses 5 and 6 will apply to any transaction that may be permitted pursuant to this clause 4.1.

4.2	The parties to this Agreement shall procure that any transferee or allottee of shares in the Company shall, prior to any transfer or allotment to it taking effect, have entered into an agreement with the parties to this Agreement and the other holder or holders for the time being of all the shares in the Company substantially in the form set out in Schedule 3 and provided that such transfer or allotment is not otherwise prohibited by this Agreement, each party to this Agreement shall enter into such an agreement whenever requested to do so by any other party to this Agreement.

4.3	If there shall at any time be any discrepancy between the provisions of this Agreement on the one hand and the provisions of the Bye-Laws on the other, the provisions of this Agreement shall prevail and the Shareholders shall take such steps as may be necessary and permitted by Bermuda law to amend the Bye-Laws in order to give effect to the provisions of this Agreement.

4.4	If any Shareholder both ceases to hold shares and ceases to be the beneficial owner of shares in the Company, then it shall no longer be a party to this Agreement and this Agreement shall cease and determine with respect to it (except for clauses 12.3, 15 and 18 but such termination shall be without prejudice to any liability which it may have in respect of any prior breach or non-performance of this Agreement.

5.  TAG ALONG RIGHTS

5.1	If, at any time, any Shareholder proposes to sell or otherwise to transfer for value any Shares, such Shareholder may only sell such Shares subject to and in compliance with this clause 5 as well as clauses 4 and 6.

5.2	The Shareholder proposing to sell Shares (the “Tag Along Selling Shareholder”) shall notify the other Shareholders in writing of such intended sale at least 10 days prior to the date thereof, which notice (in this clause the “Selling Shareholder’s Notice”) shall set forth all of the material terms of the intended sale, including but not limited to the name and address of the prospective transferee (the “Prospective Transferee”), all information reasonably available to the Selling Shareholder regarding the Prospective Transferee that the other Shareholders would reasonably need to make a decision under this clause 5, the purchase price and other terms and conditions of payment, the date on or about which such sale is to be made (the “Prospective Sale Date”) and the number of Shares to be purchased by the Prospective Transferee from the Selling Shareholder (the “Prospective Sale Shares”).

5.3	Within 7 days of receipt of a Tag Along Selling Shareholder’s Notice, each other Shareholder may notify the Tag Along Selling Shareholder that such other Shareholder desires to sell shares to the Prospective Transferee on the same terms and conditions as set forth in the Tag Along Selling Shareholder’s Notice. Upon giving such notice to the Tag Along Selling Shareholder, such other Shareholder shall be entitled to sell to the Prospective Transferee on the same terms and conditions as set forth in the Selling Shareholder’s Notice, up to that number of his shares (the “Tag Along Shares”) equal to (i) the total number of Shares agreed to be purchased by the Prospective Transferee multiplied by (ii) a fraction of which the numerator shall be the number of Shares then owned by such other Shareholder and the denominator shall be the total number of Shares then owned by all Shareholders who desire to sell Shares to the Prospective Transferee pursuant to this clause 5. Such other Shareholder shall not be deemed to have entered into a legally binding agreement to sell any Tag Along Shares unless and until such other Shareholder shall have entered into a definitive share purchase agreement in respect of such Shares with the Prospective Transferee, on terms identical to those entered by the Tag Along Selling Shareholder. If such other Shareholder is not afforded the right to participate in the transaction contemplated by the Tag Along Selling Shareholder’s Notice in accordance with the terms and conditions hereof, the Tag Along Selling Shareholder may not consummate such transaction and the directors the Company may not register the transfer of shares by the Tag Along Selling Shareholder.

6.  DRAG ALONG RIGHTS

6.1	If a B Shareholder or a C Shareholder (the “Drag Along Selling Shareholder”) agrees to sell or otherwise to transfer for value a number of Shares representing 20% or more of the aggregate number of the Shares in issue in one or a series of related bona fide arm’s-length transactions with any person or persons who are not affiliated with (as such term is defined in Rule 405 under the US’s Securities Act 1933) such Shareholder (the “Prospect Transferee”) then, following compliance with clause 4, upon the demand of such Drag Along Selling Shareholder (which demand shall contain all of the information equivalent to that required to be set forth in a Selling Shareholder’s Notice under clause 5.2 and be given not less than 10 days prior to the proposed sale date) (the “Drag Along Sale Notice”), each of the other Shareholders (each a “Compulsory Vendor”) shall sell or transfer up to the number of its Shares (the “Drag Along Shares”) being that proportion of the Shares then held by it which is equal to the proportion which the number of Shares agreed to be sold to the Prospective Transferee(s) by the Drag Along Selling Shareholder bears to the number of Shares held by the Drag Along Selling Shareholder on the same terms and conditions as those on which the Drag Along Selling Shareholder has agreed to sell or transfer its Shares

6.2	If the Compulsory Vendor fails to transfer his Drag Along Shares pursuant to this clause 6 then the Chairman of the Company or failing him the Company Secretary will, pursuant to a power of attorney in the terms of Schedule 5 (which terms are hereby agreed by each of parties who is or is to become a Shareholder), be the attorney for the Compulsory Vendor with full power to execute, complete and deliver, in the name of and on behalf of the Compulsory Vendor, a transfer of the Drag Along Shares to the Prospective Transferee(s) against the payment set out in the Drag Along Sale Notice. On payment to the Company of the consideration payable in respect of the transfer, the Prospective Transferee(s) will be deemed to have obtained a good discharge for such payment and on execution and delivery of the transfer(s) the Company shall enter the Prospective Transferee(s)’s in the Company's register of members as the holder of the Drag Along Shares and shall issue a share certificate in respect of such shares.

6.3	After the name of the Prospective Transferee(s) has been entered in the register of members in exercise of the above-mentioned powers the validity of the proceedings may not be questioned by any person, except in the case of any manifest error. The Company will be trustee for any moneys received as payment from the Prospective Transferee(s) and will promptly pay them to the Compulsory Vendor (subject to applying the same on his behalf in settling any fees or expense falling to be borne by the Compulsory Vendor) together with any balance share certificate to which it may be entitled.

7.  FINANCING OF THE COMPANY

Subject to any contrary agreement, and save as expressly provided by this Agreement, no Shareholder shall be obliged to contribute to the capital of the Company, whether by further subscription for shares or by loans or otherwise.

8.  MANAGEMENT OF THE COMPANY

8.1	Notwithstanding any provisions of the Bye-Laws, during the continuance of this Agreement the parties shall from time to time act so as to ensure that, save as otherwise provided in this Agreement or unless the Shareholders agree to the contrary in writing:

(a)         subject to any more specific provisions of this Agreement, all matters relating to the operation of the Company shall be decided by the Board and the Board shall at all times manage the Company so as to procure so far as possible the achievement of the objectives of this Agreement;

(b)        the directors shall be appointed by ordinary resolution of the Shareholders and the number of directors shall be four of whom three shall be designated by the B Shareholder and the C Shareholder acting together and one shall be designated by the Ordinary Shareholders;

(c)         the B Shareholder and the C Shareholder shall be entitled by notice in writing to the Company executed by the B Shareholder and the C Shareholder to designate three directors and by like notice to request the removal of any director appointed and at any time and from time to time by like notice to designate any other person to be a director in the place of the director removed at their request or in the place of any director vacating office in any way and originally so designated by the B Shareholder and the C Shareholder and the Ordinary Shareholders agree to vote in accordance with the directions of the B Shareholder and the C Shareholder in connect therewith;

(d)        the Ordinary Shareholders shall be entitled by notice in writing to the Company to designate one director and by like notice to request the removal of the director appointed at their request and at any time and from time to time by like notice to designate any other person to be a director in the place of the director removed at their request or in the place of any director vacating office in any way and originally designated by the Ordinary Shareholders and the B Shareholder and the C Shareholder agree to vote in accordance with the directions of the Ordinary Shareholders in connection therewith; and

(e)         no question shall be decided at any meeting of the members of any Subsidiary of the Company otherwise than in accordance with a decision or direction of the Board.
8.2	The modification of any of the rights attached to any class of shares in the Company shall require the consent in writing of all the Shareholders.

8.3	The Company shall inform the A Shareholder immediately of any matter, development, action or proposal which may have a material effect on the assets, liabilities or business of the Group.

9.  TAX ELECTION

The Company shall, if so required by any party, file a “check the box” election pursuant to US Treasury Regulation Section 301.7701-3 for the Company to be treated as a partnership for US Federal Income Tax purposes.

10.  OPTION

10.1	If, prior to 5:00pm (New York time) on 29 September 2000, the B Shareholder receives any offer or approach by any person (an “Offeror”) to purchase up to 1,000,000 B1 Shares (an “Offer”), it shall immediately notify ESG Re of all the terms and conditions of the Offer (including the number of Shares the Offer relates to (the “Offer Shares”)) and of the identity of the Offeror.

10.2	Provided that:

(a)         ESG Re, the B Shareholder and the Chairman of the Board have approved the Offer in writing before 5:00pm (New York time) on the third Business Day following its receipt of the Offer; and

(b)        the consideration to be paid for each Share pursuant to the Offer is US$1, then the B Shareholder shall accept the Offer immediately following receipt of the approval referred to in paragraph (a) and shall as soon as reasonably possible execute a legally binding agreement in which it agrees to sell the relevant Shares on the terms of the Offer.
10.3	Clause 4.2 shall apply to the Offeror. Clause 5 shall not apply to the Offeror.

10.4	The parties agree that, if a sale pursuant to this clause 10 occurs, they shall procure that the Bye-Laws are amended so that the Offer Shares shall be converted into a new class of Shares which shall have the same rights as the B1 Shares as to dividends, capital, conversion and redemption. They shall also procure that the votes attributable to each Offer Share shall entitle all the Offer Shares to an aggregate of 9.9% of the votes at any meeting of the Shareholders immediately after completion of the Offer. Such voting rights shall proportionately reduce the number of votes attributable to each Ordinary Share. For example, if there are 1,000,000 Offer Shares, the number of votes attributable to each Offer Share shall be 1.1880 and, if there are 1,000,000 Ordinary Shares in issue, the number votes attributable to each Ordinary Share shall become 1.2480.

11.  INDEMNITY

11.1	The Company shall use its best endeavours to procure that, as soon as reasonably possible, ESG Re and all its Group Companies shall be released from any guarantees, indemnities and other actual or contingent obligations and comfort letters given or undertaken by them or any of them in respect of any and all actual or contingent liabilities whatsoever of any Group member.

11.2	The Company shall indemnify ESG Re and shall keep it indemnified against all liabilities, damages, costs, losses, expenses, charges, claims, demands, proceedings and judgments (together “Liabilities”) affecting ESG Re, which may have arisen or may arise in connection with ESG Re’s ownership of shares in the Company or in connection with the business of Group or any member of the Group.

12.  CONFIDENTIALITY

12.1	Each of the Shareholders or its respective duly authorised representatives shall have the right to inspect the books of the Company at any time during normal business hours.

12.2	Each of the directors of the Company may communicate any information acquired by him in relation to the Group to the Shareholder appointing him, subject always to the parties’ duty confidentiality contained in clause 12.3.

12.3	Each party will treat as confidential any information provided to it by any of the others which has not been published, or which is not already known to the receiving party, and will impose a similar duty of confidentiality on any person to whom it is permitted to transfer such information. The parties will maintain the utmost confidentiality regarding this Agreement at all times and none of the parties will make announcement to the public or to any third party regarding the arrangements contemplated by this Agreement without the consent of others, save (in the absence of agreement) for any statement or disclosure which may be required by law or called for by the requirements of any recognised stock exchange and any such statement or disclosures shall be no more extensive than is usual or necessary to meet the requirements imposed upon the party making such statement or disclosure.

13.  NO PARTNERSHIP

This Agreement shall not create any partnership between the parties or any of them. 14.  COSTS

Each party to this Agreement shall pay its own costs, charges and expenses incurred in the preparation, completion and implementation of this Agreement and the documents referred to herein, save that ESG Re shall pay such costs, charges and expenses of HMI and HPS.

15.  NOTICES

15.1	Any notice or other communication to be given hereunder shall either be delivered personally or sent by facsimile transmission. The address for service of each of the parties shall be the address stated at the head of this Agreement or in Schedule 1 or such other address as the party to be served may have previously notified to the others. All notices shall be deemed have been served as follows:

(a)         if personally delivered, at the time of delivery;

(b)        if communicated by facsimile transmission, at the time of transmission, provided that where, in the case of delivery by hand or transmission by facsimile, such delivery transmission occurs after 6 pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 am on the next following Business Day.
15.2	In proving such service it shall be sufficient to prove that personal delivery was made, or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

16.  SEVERABILITY

If any provision or provisions of this Agreement (or of any document referred to herein) is or at any time becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement (or such document) shall not in any way be affected or impaired thereby.

17.  ENTIRE AGREEMENT AND VARIATION

17.1	This Agreement (together with the documents referred to herein) constitutes the entire agreement between the parties in relation to the transactions referred to herein or therein and supersedes any previous agreement between the parties in relation to such transactions.

17.2	Each of the parties hereto confirms that, in agreeing to enter into this Agreement, it or he has not relied on any representation, warranty or undertaking except those contained in this Agreement.

17.3	No variation of any of the terms of this Agreement (or of any other documents referred to herein) shall be effective unless it is in writing and signed by or on behalf of each of the parties hereto or thereto. The expression “variation” shall include any variation, supplement, deletion or replacement however effected.

18.  GOVERNING LAW AND JURISDICTION

This Agreement (together with all documents referred to herein) shall be governed by and construed and take effect in accordance with Bermuda law. Each of the parties hereto hereby submits to the jurisdiction of the High Court of Bermuda and agrees that in the event of any action being commenced the process by which it is commenced may be served on it in accordance with clause 15.

EXECUTED and DELIVERED as a DEED by the parties on the date first written above.

Executed as a Deed by ESG Re Limited acting by
/s/ Margaret L. Webster

Executed as a Deed by HMI Partners L.L.C.    acting by
/s/ Madie Ivy

Executed as a Deed by Head Company Profit Sharing Plan acting by
/s/ Madie Ivy

Executed as a Deed by Gerald Moller in the presence of:
/s/ Gerald Moller

Executed as a Deed by Roman Schenk in the presence of:
/s/ Roman Schenk

Executed as a Deed by Jorg Menten in the presence of:
/s/ Jorg Menten

Executed as a Deed by Dietrich Nord in the presence of:
/s/ Dietrich Nord

Executed as a Deed by VBB (Bermuda) Limited acting by
/s/ John C Head III